UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 17, 2008 (December 31, 2007)

KMG Chemicals, Inc.

(Exact name of registrant as specified in its charter)

TEXAS	000-29278	75-2640529
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10611 Harwin Drive, Suite 402, Houston, Texas	77036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 713-600-3800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report on Form 8-K/A amends and supplements the current report on Form 8-K filed by KMG Chemicals, Inc. on January 7, 2008.  The current report on Form 8-K is being amended by this Form 8-K/A to include the audited and unaudited financial statements and other information required by Item 9.01 of Form 8-K concerning our acquisition on December 31, 2007 of certain assets and liabilities of the high purity process chemicals business (“HPPC Business”) of Air Products and Chemicals, Inc.  Except for the addition of the outlook for the HPPC Business discussed below, no other amendments to the Form 8-K are being made by this Form 8-K/A (Amendment No. 1).

HPPC Business Outlook

We believe that results of the HPPC Business in future years will be improved over the historical performance of that business.  We purchased the HPPC Business at a significant discount to its original gross book value on the seller’s balance sheet.  As a result, our depreciation and amortization expense will be reduced by an estimated $2.6 million per year over Air Products’ most recently reported year.  Approximately 98% of the purchase price, excluding working capital, is allocated to plant, property and equipment, primarily associated with the acquired manufacturing assets; therefore, the reduction in depreciation will be primarily realized in cost of sales.

Additionally, our overhead structure is generally lower than that of larger chemical companies which results in lower allocated overhead costs.  We expect to incur lower operating expenses as compared to the seller.  However, for the balance of fiscal year 2008, we expect to operate the HPPC Business with transitional services from the seller such that those savings will not be realized.

We also believe that the annualized revenues will increase in fiscal year 2008 over the $91.2 million reported for the seller in the year ended September 30, 2007.  Revenues from the HPPC Business for the three months ended December 31, 2007 approach $100 million per year on an annualized basis.  Revenues reported for the year ended September 30, 2005 were adversely impacted by a temporary loss of a production unit in the Pueblo, Colorado manufacturing facility.  That incident had an adverse impact on revenues and operating income in that year.  For that reason, we do not believe that 2005 is reflective of the future profitability of the HPPC Business.

Forward Looking Statements

This current report on Form 8-K/A contains projections and other forward-looking statement as defined by the Securities and Exchange Commission.  These projections and statements reflect our current views with respect to future events and financial performance.  No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors.  Some of these risk factors include general economic and industry conditions, the impact of competition, changes in customer demand, our cost to operate the HPPC Business, the prices we receive for the HPPC products we produce and other important factors that could cause our actual results to differ materially from those projected as described in our reports filed with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC’s website at www.sec.gov.

Any forward-looking statement speaks only as of the date on which such statement is made and the company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise

Item 9.01 Financial Statements and Exhibits

(a)                                  Financial Statements of Business Acquired

•                  Independent Auditors’ Report

•                  Audited Statement of Assets Acquired and Liabilities Assumed as of December 31, 2007 of the HPPC Business of Air Products and Chemicals, Inc.

•                  Audited Statement of Revenues and Direct Expenses of the HPPC Business of Air Products and Chemicals, Inc. for each of the three years in the period ended September 30, 2007

•                  Notes to Audited Financial Statements

•                  Unaudited Statement of Revenues and Direct Expenses of the HPPC Business of Air Products and Chemicals, Inc. for the three months ended December 31, 2007

•                  Notes to Unaudited Statement of Revenues and Direct Expenses

(b)                                  Pro Forma Financial Information

•                  Unaudited Pro Forma Consolidated Balance Sheet of KMG Chemicals, Inc. as of October 31, 2007

•                  Notes to Unaudited Pro Forma Consolidated Balance Sheet of KMG Chemicals, Inc.

(c)           Exhibits

10.37	Transition Services Agreement with Air Products and Chemicals, Inc. dated December 31, 2007*
10.38	Custom Manufacture Agreement with Air Products and Chemicals, Inc. dated December 31, 2007*
10.39	Amended and Restated Credit Agreement with Wachovia Bank, National Association dated December 31, 2007*
10.40	Note Purchase Agreement with The Prudential Insurance Company of America dated December 31, 2007*
23.1	Consent of UHY LLP
99.1	Press Release, dated January 2, 2008*
99.2

Audited statement of assets acquired and liabilities assumed as of December 31, 2007 of the HPPC Business of Air Products and Chemicals, Inc., and the related statements of revenues and direct Expenses of the HPPC Business of Air Products and Chemicals, Inc. for each of the three years in the period ended September 30, 2007

99.3	Unaudited statements of revenues and direct expenses of the HPPC Business of Air Products and Chemicals, Inc. for the three months ended December 31, 2007
99.4	Unaudited pro forma consolidated balance sheet as of October 31, 2007 of KMG Chemicals, Inc.

*                                         Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 7, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KMG Chemicals, Inc.

By:	/s/ John V. Sobchak	Date: March 17, 2008
John V. Sobchak,
Chief Financial Officer